                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS NET LOSS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 1998.

TOWN & COUNTRY, MISSOURI, February 8, 1999 . . . . . Huntco Inc. (NYSE:"HCO"),
an intermediate steel processor, today announced results of operations for the fourth quarter and year ended December 31, 1998. Net sales for the fourth quarter were $80.4 million, a decrease of 14.0% in comparison to net sales of $93.5 million for the three months ended December 31, 1997. The Company incurred a net loss for common shareholders for the quarter of $4.4 million, or ($.49) per share both basic and diluted, which compares to a net loss for common shareholders of $1.3 million, or ($.14) per share, both basic and diluted, in the prior year's fourth quarter. Net sales for the year ended December 31, 1998 were $391.2 million, an increase of 6.7% in comparison to net sales of $366.6 million for the year ended December 31, 1997. The Company incurred a net loss for common shareholders of $4.5 million, or ($.50) per share, both basic and diluted, for the year ended December 31, 1998, which compares to net income available for common shareholders of $2.6 million, or $.29 per share, both basic and diluted, for the year ended December 31, 1997.

The Company declared a dividend of $.035 per common share for common shareholders of record on February 15, 1999, and payable on March 1, 1999.

The Company processed and shipped 249,378 and 1,208,255 tons of steel in the quarter and year ended December 31, 1998, compared to 276,055 and 1,091,312 tons for the quarter and year ended December 31, 1997. Direct (i.e., non-tolling) sales volume measured in tons shipped increased 12.1% for the year ended December 31, 1998, but direct tons shipped in the fourth quarter declined 5.1% in comparison to the 1997 fourth quarter and 12.6% in relation to the 1998 third quarter. Tolling volume increased 6.1% in 1998, but declined sharply in the fourth quarter which saw a 24.0% decrease from the 1997 fourth quarter and a decrease of 16.6% from the 1998 third quarter. Approximately 20.3% and 22.5% of the tons processed in the quarter and year ended December 31, 1998, represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 24.1% and 23.5% in the comparable periods of the prior year. The Company sold 45,156 and 261,914 tons of cold rolled products during the quarter and year ended December 31, 1998, which compares to 54,779 and 216,028 tons in the corresponding 1997 periods.

The reduction in tons shipped in the fourth quarter of 1998 reflected lower shipping rates, primarily at the Company's Blytheville, Arkansas facility, where the Company experienced a slow-down in its tolling volume, and lower sales levels for processed hot rolled steel products and cold rolled master coil sales. Tons shipped from the Blytheville facility can represent up to 50% of the Company's total shipments. The reduced level of tolling volume at Blytheville reflects a move to off-shore purchasing by certain of the Company's tolling customers who traditionally buy from the Nucor mill at Hickman, Arkansas and use the Company's Blytheville facility for toll slitting and pickling and increased competition for toll pickle business.

Also negatively impacting volume levels was the continuing rapid deterioration in steel prices which is encouraging inventory liquidations and delays in purchases by the Company's customers. This was especially acute in the markets served by the Company's cold rolling mill located at its Blytheville facility.

Weighted average per ton selling values declined 8.7% and 6.3% for the quarter and year ended December 31, 1998, in relation to the corresponding periods of the prior year.

Gross profit, expressed as a percentage of net sales, was 0.8% and 5.5% for the quarter and year ended December 31, 1998, respectively, representing declines from 4.7% and 7.9% in the comparable prior year periods. The lower gross profit margins in 1998 primarily reflect declining steel prices throughout the year and lower sales and production volumes during the second half of 1998, especially at the Company's Blytheville facility.

With respect to the Company's Blytheville facility, lower production volume at the cold rolling operation, combined with an extremely weak pricing environment for cold rolled products, resulted in a pretax loss of approximately $2.8 million in the 1998 fourth quarter. The poor market fundamentals for cold rolled products reflect the high levels of foreign cold rolled available in the Company's market territories at extremely depressed prices. Further, the Company's metal stamping and custom slitting and blanking operations caused pretax losses of approximately $2.5 million in the balance of the Company's Blytheville operations in the 1998 fourth quarter due to low pricing and low utilization of equipment.

In addition to the negative results incurred during the fourth quarter at its Blytheville facility, the Company's Madison facility recognized a pretax loss of approximately $.7 million during the 1998 fourth quarter relating to the sale of one of the slitters operated at this plant and liquidation of related inventory.

The Company also announced that it had effected certain organizational changes, including adopting a formalized, divisional structure for its operations. Mr. Fred Dupy, who had previously served as Executive Vice President of Huntco Steel, Inc., returned to the Company in a full time capacity as President of the Flat Rolled Products Division. This division includes the entirety of the Company's operations in Catoosa, Pasadena, Madison, Chattanooga, South Carolina and Kentucky, as well as the hot rolled steel cut-to-length and slitting operation at the Company's Blytheville facility. Mr. David Hartman, President of the Company's Midwest Products, Inc. subsidiary, was named as President of the Custom Products Division. This division includes the Company's cylinder operations, its metal stamping operation at the Blytheville facility and the custom blanking and slitting operations at the Blytheville facility. Mr. Jackie Ivy retains responsibility for the Company's cold rolling, tempering and pickling operations as President of the Rolling Mill Division.

The Company expects that its operating conditions will improve somewhat in the first quarter of 1999, primarily due to increased capacity utilization, but the difficult pricing environment caused by falling prices continues and the Company's inventory levels remain high. Notwithstanding this, the Company believes that it can achieve break-even results for the first quarter if no further deterioration in market conditions occurs. The Company is presently negotiating a new, multi-year credit agreement to replace its existing bank revolver, as well as modifications to the terms of its long-term notes, to provide increased near-term borrowing capacity. It expects to have these negotiations completed and new or amended agreements in place around the end of the first quarter.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1999 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in Form 8-K, filed simultaneously with this News Release.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                 HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
                  (in thousands, except per share amounts)

                                       Year Ended            Three Months
                                       December 31,        Ended December 31,
                                      1998       1997       1998       1997
                                    -------    -------     -------   -------
                                   (audited) (unaudited)      (unaudited)
Net sales                           $391,181   $366,553    $80,438   $93,492

Cost of sales                        369,864    337,575     79,795    89,086
                                     -------    -------     ------    ------

Gross profit                          21,317     28,978        643     4,406

Selling, general and
 administrative expenses              19,939     17,059      5,325     4,456
                                     -------    -------     ------    ------

Income (loss) from operations          1,378     11,919     (4,682)      (50)

Interest, net                         (8,113)    (7,550)    (2,101)   (1,993)
                                     -------    -------     ------    ------

Income (loss) before income taxes     (6,735)     4,369     (6,783)   (2,043)

Provision (benefit) for income taxes  (2,444)     1,579     (2,462)     (840)
                                     -------    -------     ------    ------

Net income (loss)                     (4,291)     2,790     (4,321)   (1,203)

Preferred dividends                      200        183         50        50
                                     -------    -------     ------    ------
Net income (loss) available
 for common shareholders            $ (4,491)  $  2,607    $(4,371)  $(1,253)
                                     =======    =======     ======    ======

Earnings (loss) per common share
 (basic and diluted)                  $ (.50)    $  .29     $ (.49)   $ (.14)
                                       =====      =====      =====     =====

Weighted average
 common shares outstanding:
 (basic and diluted)                   8,942      8,942      8,942     8,942
                                       =====      =====      =====     =====

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                                  HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (audited, in thousands)

                                                          December 31,
                                                       1998          1997
                                                    ---------      ---------
ASSETS
Current assets:
 Cash                                                $     21       $     27
 Accounts receivable, net                              43,579         41,643
 Inventories                                           92,240         81,612
 Other current assets                                   2,914          5,015
                                                     --------       --------
                                                      138,754        128,297
Property, plant and equipment, net                    143,401        145,777
Other assets                                           11,076         11,191
                                                     --------       --------
                                                     $293,231       $285,265
                                                     ========       ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $ 56,923       $ 40,027
 Accrued expenses                                       3,451          3,879
 Current maturities of long-term debt                   7,352            209
                                                     --------       --------
                                                       67,726         44,115
                                                     --------       --------

Long-term debt                                        102,555        110,730
Deferred income taxes                                   7,376          9,415
                                                     --------       --------
                                                      109,931        120,145
                                                     --------       --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)       4,500          4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                 53             53
   Class B (issued and outstanding, 3,650)                 37             37
 Additional paid-in-capital                            86,530         86,530
 Retained earnings                                     24,454         29,885
                                                     --------       --------
                                                      115,574        121,005
                                                     --------       --------
                                                     $293,231       $285,265
                                                     ========       ========


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                                 HUNTCO INC.
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                               (in thousands)

                                                             Year Ended
                                                             December 31,
                                                          1998        1997
                                                        -------      -------
                                                       (audited)  (unaudited)
Cash flows from operating activities:
 Net income (loss)                                     $ (4,291)     $ 2,790
                                                        -------      -------
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Depreciation and amortization                        10,265        8,883
    Other                                                   (65)        (175)
    Decrease (increase) in:
      accounts receivable                                (1,936)      (8,943)
      inventories                                       (10,628)      (9,122)
      other current assets                                2,101       (1,293)
      other assets                                       (1,049)      (5,440)
    Increase (decrease) in:
      accounts payable                                   16,896       21,889
      accrued expenses                                     (428)       1,701
      non-current deferred taxes                         (2,039)       2,782
                                                        -------      -------
        Total adjustments                                13,117       10,282
                                                        -------      -------
 Net cash provided by operations                          8,826       13,072
                                                        -------      -------
Cash flows from investing activities:
 Cash used to acquire property, plant and equipment      (6,661)     (22,141)
                                                        -------      -------
Cash flows from financing activities:
 Issuance of Series A preferred stock                      -           4,500
 Net proceeds from newly-issued debt                        978        4,500
 Payments on long-term debt                              (2,010)        (191)
 Common stock dividends                                    (939)      (1,252)
 Preferred stock dividends                                 (200)        (183)
 Other                                                     -             (37)
                                                        -------      -------
 Net cash provided (used) by financing activities        (2,171)       7,337
                                                        -------      -------
Net decrease in cash                                         (6)      (1,732)
Cash, beginning of period                                    27        1,759
                                                        -------      -------
Cash, end of period                                     $    21      $    27
                                                        =======      =======